NUMBER

0

INCORPORATED UNDER THE LAWS OF THE REPUBLIC OF THE MARSHALL ISLANDS

SHARES

AllShips Ltd.

Total Authorized Issue
4,800,000,000 Shares $0.00016666666667 Par Value
Registered Stock

See Reverse for Certain Definitions

This is to certify that **SPECIMEN** is the registered holder of __________ *fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder thereof in person or by a duly authorized Attorney upon surrender of this Certificate properly endorsed.*

Witness, *the seal of the Corporation and the signatures of its duly authorized officers.*

Dated

Secretary/Treasurer

President

VOID